UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 22, 2015 (June 22, 2015)

COVER-ALL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-09228	13-2698053

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960
(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 22, 2015, Cover-All Technologies Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to consider certain proposals related to the Agreement and Plan of Merger, dated as of December 14, 2014, as amended on February 18, 2015 (the “Merger Agreement”), by and between the Company and Majesco, a California corporation (“Majesco”), which provides, subject to the satisfaction or waiver of the conditions set forth therein, that the Company will be merged with and into Majesco (the “Merger”), with Majseco continuing as the surviving company and the Company ceasing its corporate existence.

Proposals to be voted on by the stockholders at the Special Meeting included:

(1) To approve the adoption of the Merger Agreement and the completion of the Merger (the “Merger Proposal”); and

(2) To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting in favor of the Merger Proposal (the “Adjournment Proposal”).

The Merger Proposal was approved by the requisite vote of the Company's stockholders. Because more than a majority of the holders of the Company’s outstanding shares of common stock entitled to vote thereon voted to approve the Merger Proposal, the Adjournment Proposal was not submitted for a vote at the Special Meeting.

The following are the voting results for the Merger Proposal:

For	Against	Abstentions	Broker Non-Votes
17,693,391	151,919	643,690	0

Item 8.01. Other Events.

On June 22, 2015, the Company issued a press release announcing stockholder approval of the Merger Proposal and certain related matters. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.
99.1	Press release dated June 22, 2015

[Signature on following page.]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

	By:	/s/ Ann Massey
Ann Massey, Chief Financial Officer
Date: June 22, 2015

Index to Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release, dated June 22, 2015.